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As filed pursuant to Rule 424(b)5
Registration No. 333-111687

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 2004)

6,656,814 Shares of Class A Common Stock

        All of the shares of Class A common stock, $.001 par value, of Amphenol Corporation offered hereby are being sold by a certain stockholder. See "Selling Stockholder." Amphenol Corporation will not receive any of the proceeds from this offering.

        Amphenol's Class A common stock is listed on the New York Stock Exchange under the symbol "APH." The last reported sale price of the Class A common stock on September 8, 2004 was $29.91 per share.

        See "Risk Factors" beginning on page S-4 of this prospectus supplement and page 2 of the accompanying prospectus to read about factors you should consider before buying the Class A common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$29.45	$196,043,000
Underwriting discount	$0.09	$599,000
Proceeds, before expenses, to the selling stockholder	$29.36	$195,444,000

The underwriter expects to deliver the shares in New York, New York on September 14, 2004.

Citigroup

Prospectus Supplement dated September 9, 2004

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of Class A common stock. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Class A common stock. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholder have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

        We, the selling stockholder and the underwriter are not making an offer to sell the Class A common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

        In this prospectus supplement, the terms "Amphenol," "the company," "we," "us," and "our" refer to Amphenol Corporation and include all of its consolidated subsidiaries unless the context requires otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

        Because this is a summary, it may not contain all the information that is important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under "Where You Can Find More Information" beginning on page S-16.

THE COMPANY

        We design, manufacture and market electrical, electronic and fiber optic connectors, interconnect systems and coaxial and flat-ribbon cable. The primary end markets for our products are communication systems for the converging technologies of voice, video and data communications; a broad range of industrial applications including factory automation and motion control systems, medical and industrial instrumentation, mass transportation and natural resource exploration, and automotive applications; and commercial and military aerospace applications. A more detailed description of our business is contained in our Annual Report on Form 10-K for the year ended December 31, 2003, which we have incorporated by reference in this prospectus supplement.

        Our principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492, and our telephone number is (203) 265-8900.

THE OFFERING

Class A common stock offered by the Selling Stockholder	6,656,814 shares
Class A common stock to be outstanding after the offering	87,591,330 shares(1)
Use of proceeds	All of the shares are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the shares sold in the offering.
Dividend policy
Holders of Class A common stock are entitled to receive cash dividends when declared by our board of directors out of funds legally available. Since our initial public offering in 1991, we have not paid any cash dividends on our Class A common stock and we do not have any present intention to commence payment of any cash dividends; however, this policy will be reviewed on an ongoing basis.
NYSE symbol for Class A common stock	APH

(1)
Based on outstanding shares as of September 8, 2004 and exclusive of 4,167,168 shares issuable upon the exercise of vested stock options in connection with employee benefit plans at a weighted average exercise price of $18.1528.

RISK FACTORS

        Before you invest in our Class A common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide whether to purchase shares of our Class A common stock.

We have substantial leverage and debt obligations, which could adversely affect our financial performance.

        At June 30, 2004, we had $476.7 million of consolidated indebtedness and $399.9 million of consolidated shareholders' equity. At June 30, 2004, we also had $116.2 million available to be borrowed under our revolving credit facility. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. We will continue to have significant debt service obligations.

        Our debt service obligations could have important consequences to our operations, including:

  •
  a portion of our cash flow available from operations after satisfying liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds that would otherwise be available to us, including funds for acquisitions and future business opportunities;

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  our flexibility in planning for, or reacting to, changes in our business and the industry may be limited;

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  our leverage may make us relatively more vulnerable to economic downturns and competitive pressures than some of our competitors, and place us at a competitive disadvantage to our competitors that have less debt; and

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  a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations.

        Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our operating leases depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors, some or all of which may be beyond our control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under our bank credit facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments. There can be no assurance, however, that our business will continue to generate sufficient cash flows from operations in the future to service our debt and make necessary capital expenditures after satisfying liabilities arising in the ordinary course of business. If we are not able to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. There can be no assurance that any refinancing would be possible or that any sales of assets or additional financing could be achieved.

        In addition, our credit facility contains numerous financial and operating covenants that limit the discretion of our management with respect to some business matters. The covenants place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to make some payments and investments, to sell or otherwise dispose of assets, and to merge or consolidate with other entities. The credit facility also requires us to meet financial ratios and tests. A failure to comply with the obligations contained in the credit facility could result in an event of default under the credit facility, which could result in the acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions.

We are dependent on the communications industry, including wireless communications and cable television.

        Approximately 50% of our revenues in the six months ended June 30, 2004 came from sales to the communications industry, including the wireless communications and cable television industries. Demand for these products is subject to rapid technological change (see below—"We are dependent on the acceptance of new product introductions for continued revenue growth"). These markets are dominated by several large manufacturers and operators who regularly exert significant price pressure on their suppliers, including us, and the loss of one or more of the large communications manufacturers or operators could have a material adverse effect on our business. There can be no assurance that we will be able to continue to compete successfully in our sales to the communications industry, and our failure to do so could impair our results of operations.

        Approximately 13% of our revenues in the six months ended June 30, 2004 came from sales to the cable television industry. Demand for our cable television products depends primarily on capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, our sales and profitability will be affected by a variety of factors, including general economic conditions, acquisitions of cable television operators by non-cable television operators, cable system consolidation within the industry, the financial condition of domestic cable television operators and their access to financing, competition from satellite and wireless television providers and telephone companies, technological developments and new legislation and regulation of cable television operators. There can be no assurance that existing levels of cable television capital spending will continue or that cable television spending will not decrease.

Changes in defense expenditures may reduce our sales.

        Approximately 24% of our revenues in the six months ended June 30, 2004 came from sales to the commercial and military aerospace market. We participate in a broad spectrum of defense programs and we believe no one program accounted for more than 2% of our revenues for the six months ended June 30, 2004. The substantial majority of these sales are related to both U.S. and foreign military and defense programs. However, our sales are generally to contractors and subcontractors of the U.S. or foreign governments or to distributors that in turn sell to the contractors and subcontractors. Nevertheless, our sales are affected by changes in the defense budgets of the U.S. and foreign governments. The U.S. defense budget declined in real terms from 1986 to 1998. Beginning in 1999, the U.S. defense budget has been increasing and increased again in 2004. Nevertheless, a decline in U.S. defense expenditures and defense expenditures generally could adversely affect our sales.

We encounter competition in substantially all areas of our business.

        We compete primarily on the basis of engineering, product quality, price, customer service and delivery time. Competitors include large, diversified companies, some of which have substantially greater assets and financial resources than we do, as well as medium to small companies. For example, in the area of coaxial cable for cable television, CommScope, Inc. is larger than us. There can be no assurance that additional competitors will not enter our existing markets, nor can there be any assurance that we will be able to compete successfully against existing or new competition.

We are dependent on the acceptance of new product introductions for continued revenue growth.

        We estimate that products introduced in the last two years accounted for approximately 20% of net sales for the six months ended June 30, 2004. Our long-term results of operations depend substantially upon our ability to continue to conceive, design, source and market new products and upon continuing market acceptance of our existing and future product lines. In the ordinary course of our business, we continually develop or create new product line concepts. If we fail or are significantly delayed in introducing new product line concepts or if our new products do not meet with market acceptance, our results of operations may be impaired.

Our results may be negatively affected by changing interest rates.

        We are subject to market risk from exposure to changes in interest rates based on our financing activities. We utilize interest rate swap agreements to manage and mitigate our exposure to changes in interest rates. At June 30, 2004, we had interest rate protection in the form of swaps that effectively fixed our LIBOR interest rate on $250 million and $50 million of floating rate bank debt at 2.44% and 3.01%, respectively, and expire in 2006. At June 30, 2004, our average LIBOR rate was 2.2%. A 10% change in the LIBOR interest rate at June 30, 2004 would have the effect of increasing or decreasing annual interest expense by approximately $0.2 million. We do not expect changes in interest rates to have a material effect on income or cash flows in 2004, although there can be no assurance that interest rates will not significantly change.

Our results may be negatively affected by foreign currency exchange rates.

        We conduct business in several major international currencies through our worldwide operations, and as a result we are subject to foreign exchange exposures due to changes in exchange rates of the various currencies. Changes in exchange rates can positively or negatively affect our sales, gross margins, net income and retained earnings. We attempt to minimize currency exposure risk by producing our products in the same country or region in which the products are sold, thereby generating revenues and expenses in the same currency and by managing our working capital; however, there can be no assurance that this approach will be successful, especially in the event of a significant and sudden decline in the value of any of the international currencies of our worldwide operations. In addition, we periodically enter into foreign exchange contracts to hedge our transaction exposures. At June 30, 2004, we had no outstanding foreign exchange contracts. We do not engage in purchasing forward exchange contracts for speculative purposes.

Our operating results may be adversely affected by foreign operations.

        International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the imposition of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and the exchange rate risk discussed above. There can be no assurance that these factors will not have a material adverse impact on our production capabilities or otherwise adversely affect our business and operating results.

We have a significant amount of intangible assets in the form of goodwill in relation to our total assets.

        At June 30, 2004, the total assets on our balance sheet were $1,213 million, which included $518.5 million of goodwill. The goodwill arose as the excess of the purchase price over the fair value of net assets of businesses acquired dating over the period 1987-2004. We perform annual evaluations for the potential impairment of the carrying value of goodwill in accordance with Statement of Financial Accounting Standards No. 142. Such evaluations have not resulted in the need to recognize an impairment. However, if the financial performance of our businesses were to decline significantly, we could incur a non-cash charge to our income statement for the impairment of goodwill.

Future sales of substantial amounts of our Class A common stock, or the perception that such sales may occur, could adversely affect the trading price for our stock and our ability to raise funds in new stock offerings.

        Actual sales of additional amounts of our Class A common stock or the perception that such sales could occur, might adversely affect the value of our Class A common stock. In addition to the adverse effect a price decline could have on holders of our Class A common stock, such a decline could also impair our ability to raise capital through the sale of our equity securities. As of September 8, 2004, our Amended and Restated Articles of Incorporation permitted the issuance of up to 200 million shares of our Class A common stock, 87,591,330 shares of our Class A common stock were outstanding and 4,167,168 shares of our Class A common stock were issuable upon exercise of outstanding vested stock options. Thus, we have the ability to issue substantial amounts of our Class A common stock in the future.

The market for our Class A common stock may be volatile.

        The market price of our Class A common stock could be subject to wide fluctuations. These fluctuations could be caused by:

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  quarterly variations in our results of operations;

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  changes in earnings estimates by analysts;

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  conditions in our markets; or

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  general market or economic conditions.

        In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many companies, often unrelated to the operating performance of the specific companies. These market fluctuations could adversely affect the price of our Class A common stock.

Provisions of the Delaware General Corporate Law and our organizational documents may discourage an acquisition of us.

        Our organizational documents and the Delaware General Corporation Law both contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, a vote of 80% or more of outstanding shares entitled to vote is required to modify the provisions of the Amended and Restated Certificate of Incorporation relating to the election of directors for staggered terms, the total number of directors and independent directors, removal of directors, and the provision requiring an 80% stockholder vote for certain actions. The existence of these provisions may also have a negative impact on the price of our Class A common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control.

We have never paid dividends.

        We have never paid any cash dividends on our Class A common stock and we do not have any present intention to commence payment of any cash dividends; however this policy will be reviewed on an ongoing basis. Covenants contained in our debt agreements restrict the amount available for declaring and paying cash dividends on, or repurchasing, our Class A common stock.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of Class A common stock offered by the selling stockholder.

DIVIDEND POLICY

        Holders of Class A common stock are entitled to receive cash dividends when declared by our board of directors out of funds legally available. Since our initial public offering in 1991, we have not paid any cash dividends on our Class A common stock and we do not have any present intention to commence payment of any cash dividends; however, this policy will be reviewed on an ongoing basis.

        Currently, we have certain restrictions regarding the declaring and paying of cash dividends on or repurchasing our common stock under certain covenants contained in our debt agreements.

SELLING STOCKHOLDER

        The following table sets forth information with respect to the beneficial ownership of our common stock as of September 8, 2004 by the selling stockholder and the number of shares to be sold hereunder.

        Unless otherwise indicated, the address of each person named in the table below is Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. The amounts and percentages of Class A common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The percentage of our share capital before and after this offering is based on 87,591,330 shares of Class A common stock outstanding after the conclusion of this offering.

	Shares Beneficially Owned			Shares Beneficially Owned After Sale of Shares
Name and Address			Shares to be Sold Hereunder
	Number	%		Number	%
KKR Associates 1996 L.P. (1) c/o Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street New York, New York 10019	8,701,526	9.93%	6,656,814	2,044,442	2.33%
Marc S. Lipschultz (2)	—	—	—	—	—
Michael W. Michelson (2)(3)	8,701,526	9.93	6,656,814	2,044,442	2.33
Scott C. Nuttall (2)	—	—	—	—	—

(1)
Shares of Class A Common Stock shown, as owned by KKR, are owned of record by three limited partnerships affiliated with KKR: KKR 1996 Fund L.P. (7,075,528 shares), NXS Associates L.P. (1,574,746 shares) and KKR Partners II L.P. (50,982 shares). Messrs. Michael W. Michelson (a director of Amphenol), and Henry R. Kravis, Todd A. Fisher, Jacques Garaialde, Edward A. Gilhuly, James H. Greene, Perry Golkin, Johannes P. Huth, Alex Navab, Jr., Paul E. Raether, George R. Roberts and Scott M. Stuart, as members of the limited liability company which serves as the general partner of KKR, may be deemed to share beneficial ownership of the shares of the Class A common stock shown as beneficially owned by KKR. Mr. Roberts was a director of Amphenol until April 1, 2003, Mr. Kravis was a director of Amphenol until March 9, 2004 and Mr. Greene was a director until July 21, 2004. Each of these individuals disclaims beneficial ownership of such shares, other than to the extent of his economic interest in such partnerships.

(2)
The share ownership amounts for Messrs. Lipschultz, Michelson and Nuttall reflected in this table do not include any shares of Class A common stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan. The cumulative balance in Messrs. Lipschultz and Michelson's Directors' Deferred Compensation accounts as of September 8, 2004 is 13,277 unit shares each. Mr. Nuttall was appointed to the Board of Directors on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation accounts as of September 8, 2004 is 5,138 unit shares. The cumulative balance in Messr. Greene's Directors' Deferred Compensation accounts as of September 8, 2004 is 1,560 unit shares. Messrs. Lipschultz and Nuttall are directors of Amphenol and are executives of KKR.

(3)
Messr. Michelson disclaims beneficial ownership of such shares except to the extent of his economic interest in the partnerships owning such shares.

SHARES ELIGIBLE FOR FUTURE SALE

        Our Class A common stock trades on the New York Stock Exchange under the symbol "APH." Future sales of substantial amounts of our Class A common stock, including shares issued upon the exercise of outstanding options, in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of our Class A common stock in the public market after the restrictions, described below, lapse, or the perception that such sales may occur, could adversely affect the prevailing market price.

        Upon completion of this offering, we will have outstanding 87,591,330 shares of Class A common stock, without taking into account 4,167,168 shares that may be issued upon exercise of vested options outstanding after the conclusion of this offering.

        The 6,656,814 shares of Class A common stock being sold in this offering will be freely tradeable (other than by an affiliate of our company as that term is defined in the Securities Act of 1933, or Securities Act) without restriction or registration under the Securities Act. All of our shares held by our principal stockholders, directors and officers will be restricted securities within the meaning of Rule 144 and may be sold in the public market only if registered or sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

        As of September 8, 2004, there were 4,167,168 shares that may be issued upon the exercise of currently vested stock options. None of these vested options will be subject to any transfer restrictions upon completion of the offering and may be immediately sold in the open market.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of the shares then outstanding, which is approximately 880,000 shares; or

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  The average weekly trading volume of the shares of our Class A common stock on the New York Stock Exchange during the four calendar weeks before the filing of a Form 144 with the respect to that sale.

        Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any previous owner except an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

        In addition, we have filed registration statements on Form S-8 under the Securities Act, which covered all shares of our Class A common stock reserved for issuance under our various stock incentive plans. Shares registered under these registration statements are available for sale in the open market unless these shares are subject to vesting restrictions.

        We also may issue shares of our Class A common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 200 million shares of the Class A common stock and no other shares of common stock or preferred stock. As of September 8, 2004, 87,591,330 shares of the Class A common stock were issued and outstanding and were held by 59 registered holders. The following is a summary of some of the rights and privileges pertaining to the Class A common stock. For a full description of the Class A common stock, reference is made to our Amended and Restated Certificate of Incorporation and to our By-Laws.

        Holders of the Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of shares present and voting, except as otherwise required by law and except that the vote of 80% or more of outstanding shares entitled to vote is required to modify the provisions of the Amended and Restated Certificate of Incorporation relating to the election of directors for staggered terms, the total number of directors and independent directors, removal of directors, and the provision requiring an 80% stockholder vote for certain actions. Director nominations may be made by stockholders in accordance with our By-Laws, as amended, not less than 90 days in advance of the meeting at which the election is to occur.

        Holders of the Class A common stock are entitled to participate in dividends as and when declared by the board of directors out of funds legally available therefor. Our ability to pay cash dividends is subject to certain restrictions.

        Subject to the rights of creditors and holders of preferred stock, any holders of Class A common stock are entitled to share ratably in a distribution of our assets upon any liquidation, dissolution or winding-up of Amphenol.

        Our directors serve in three different classes of approximately equal numbers, and the term of only one class expires at each annual meeting. Before the expiration of their terms, our directors may be removed by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause.

        We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the business combination our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned:

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  by our officers and directors and

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  by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

        The transfer agent and registrar for the Class A common stock is EquiServe Trust Company, N.A.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

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  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder;

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder generally will not be subject to backup withholding for dividends paid to such holder if such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement, dated September 9, 2004, Citigroup Global Markets Inc. has agreed to purchase from the selling stockholder all of the shares being offered hereby.

        The underwriting agreement provides that the obligations of the underwriter to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to purchase and accept delivery of all the shares if it purchases any of the shares.

        The underwriter proposes to initially offer some or all of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price.

        The following table shows the underwriting fees that the selling stockholder will pay to the underwriter in connection with this offering.

Paid by the Selling Stockholder
Per share	$0.09
Total	$599,000

        We will pay the offering expenses, estimated to be $100,000.

        Amphenol and the selling stockholder have agreed to indemnify the underwriter against some civil liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments that the underwriter may be required to make in respect of any of these liabilities.

        Other than in the United States, no action has been taken by us, the selling stockholder or the underwriter that would permit a public offering of the shares of Class A common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the Class A common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of Class A common stock included in this offering in any jurisdiction where that would not be permitted or legal.

        The underwriter or its affiliates have provided or may in the future provide investment banking or other financial advisory services to KKR and its affiliates and/or to us and our affiliates in the ordinary course of business, for which they have received and are expected to receive customary fees and expenses.

        In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriter may create a syndicate short position. In addition, the underwriter may bid for and purchase shares of Class A common stock in the open market to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may stabilize or maintain the market price of the Class A common stock above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and for the underwriter by Latham & Watkins LLP. Certain partners of Simpson Thacher & Bartlett LLP and Latham & Watkins LLP, and members of their families, related persons and others have an indirect interest, through limited partnerships, who are investors in KKR 1996 Fund L.P., in less than 1% of the Class A common stock. In addition, Simpson Thacher & Bartlett LLP and Latham & Watkins LLP have in the past provided, and may continue to provide, legal services to KKR and its affiliates, including KKR 1996 Fund L.P.

EXPERTS

        The financial statements and related financial statement schedule incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        Our Internet website is www.amphenol.com. On the Investor Info page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, our SEC filings are available at the SEC's website (www.sec.gov).

        Our Class A common stock is listed on the New York Stock Exchange (symbol: APH), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning our company can be inspected at our offices at 358 Hall Avenue, Wallingford, Connecticut 06492. Our Internet website at www.amphenol.com contains information concerning us. The information at our Internet website is not incorporated in this prospectus supplement and the accompanying prospectus by reference, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

        We will "incorporate by reference" information into this prospectus supplement and the accompanying prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003, filed on February 9, 2004
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2004 filed on May 7, 2004 and quarter ended June 30, 2004 filed on August 9, 2004
Current Reports on Form 8-K	February 24, 2004 and September 9, 2004

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the Class A common stock.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

  Amphenol Corporation
  358 Hall Avenue
  Wallingford, Connecticut 06492
  (203) 265-8900

Prospectus

Amphenol Corporation

12,350,628 Shares of Class A Common Stock

        All of the shares of Class A common stock offered hereby may be sold from time to time by and for the account of the selling stockholders named in this prospectus.

        The methods of sale of the shares of Class A common stock offered hereby are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales.

        The Class A common stock is listed on the New York Stock Exchange (Symbol: APH). On February 12, 2004, the closing price of the shares was $66.90 per share.

        This investment involves risks. See the "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 12, 2004

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

        In this prospectus, the terms "Amphenol," "the company," "we," "us," and "our" refer to Amphenol Corporation and include all of its consolidated subsidiaries unless the context requires otherwise. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Statements made by us in written or oral form to various persons, including statements made in filings with the Securities and Exchange Commission, which we refer to in this prospectus as the "Commission," that are not strictly historical facts are "forward-looking" statements. Such statements should be considered as subject to uncertainties that exist in our operations and business environment. The following includes some, but not all, of the factors or uncertainties that could cause us to fail to conform with expectations and predictions:

  •
  A global economic slowdown in any one, or all, of our market segments.

  •
  The effects of significant changes in monetary and fiscal policies in the U.S. and abroad including significant currency fluctuations and unforeseen inflationary pressures.

  •
  Substantial and unforeseen price pressure on our products or significant cost increases that cannot be recovered through price increases or productivity improvements.

  •
  Increased difficulties in obtaining a consistent supply of basic materials like steel, aluminum, copper, bimetallic products, gold or plastic resins at stable pricing levels.

  •
  Unpredictable difficulties or delays in the development of new product programs.

  •
  Significant changes in interest rates or in the availability of financing for us or certain of our customers.

  •
  Rapid material escalation of the cost of regulatory compliance and litigation.

  •
  Unexpected government policies and regulations affecting us or our significant customers.

  •
  Unforeseen intergovernmental conflicts or actions, including but not limited to armed conflict and trade wars.

  •
  Difficulties and unanticipated expense of assimilating newly-acquired businesses.

i

  •
  Any difficulties in obtaining or retaining the management and other human resource competencies that we need to achieve our business objectives.

  •
  The risks associated with any technological shifts away from our technologies and core competencies. For example, a technological shift away from the use of coaxial cable in cable television/telecommunication systems could have a substantial impact on our coaxial cable business.

  •
  Unforeseen interruptions to our business with our largest customers, distributors and suppliers resulting from, but not limited to, strikes, financial instabilities, computer malfunctions or inventory excesses.

  •
  Other factors disclosed under "Risk Factors" and elsewhere in this prospectus or incorporated by reference in this prospectus.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that those expectations will prove to be correct. Except as required by law, we assume no obligation to update our forward-looking statements or to advise of changes in the assumptions and factors on which they are based. All forward-looking statements contained or incorporated by reference in this prospectus are qualified by reference to this cautionary statement.

ii

THE COMPANY

        We design, manufacture and market electrical, electronic and fiber optic connectors, interconnect systems and coaxial and flat-ribbon cable. The primary end markets for our products are communication systems for the converging technologies of voice, video and data communications; a broad range of industrial applications including factory automation and motion control systems, medical and industrial instrumentation, mass transportation and natural resource exploration, and automotive applications; and commercial and military aerospace applications. A more detailed description of our business is contained in our Annual Report on Form 10-K for the year ended December 31, 2003, which we have incorporated by reference in this prospectus.

        Our principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492, and our telephone number is (203) 265-8900.

RISK FACTORS

        Before you invest in our Class A common stock you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus or incorporated by reference in this prospectus, before you decide whether to purchase shares of our Class A common stock.

We have substantial leverage and debt obligations, which could adversely affect our financial performance.

        At December 31, 2003, we had $543.0 million of consolidated indebtedness and $323.4 million of consolidated shareholders' equity. At December 31, 2003, we also had $117.2 million available to be borrowed under our revolving credit facility. We and our subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. We will continue to have significant debt service obligations.

        Our debt service obligations could have important consequences to our operations, including:

  •
  a portion of our cash flow available from operations after satisfying liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds that would otherwise be available to us, including funds for acquisitions and future business opportunities;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry may be limited;

  •
  our leverage may make us relatively more vulnerable to economic downturns and competitive pressures than some of our competitors, and place us at a competitive disadvantage to our competitors that have less debt; and

  •
  a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations.

        Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our operating leases depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors, some or all of which may be beyond our control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under our bank credit facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments. There can be no assurance, however, that our business will continue to generate sufficient cash flows from operations in the future to service our debt and make necessary capital expenditures after satisfying liabilities arising in the ordinary course of business. If we are not able to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. There can be no assurance that any refinancing would be possible or that any sales of assets or additional financing could be achieved.

        In addition, our credit facility contains numerous financial and operating covenants that limit the discretion of our management with respect to some business matters. The covenants place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to make some payments and investments, to sell or otherwise dispose of assets, and to merge or consolidate with other entities. The credit facility also requires us to meet financial ratios and tests. A failure to comply with the obligations contained in the credit facility could result in an event of default under the credit facility, which could result in the acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions.

We are dependent on the communications industry, including wireless communications and cable television.

        Approximately 49% of our revenues in the year ended December 31, 2003 came from sales to the communications industry, including the wireless communications and cable television industries. Demand for these products is subject to rapid technological change (see below—"We are dependent on the acceptance of new product introductions for continued revenue growth"). These markets are dominated by several large manufacturers and operators who regularly exert significant price pressure on their suppliers, including us, and the loss of one or more of the large communications manufacturers or operators could have a material adverse effect on our business. There can be no assurance that we will be able to continue to compete successfully in our sales to the communications industry, and our failure to do so could impair our results of operations.

        Approximately 13% of our revenues in the year ended December 31, 2003 came from sales to the cable television industry. Demand for our cable television products depends primarily on capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, our sales and profitability will be affected by a variety of factors, including general economic conditions, acquisitions of cable television operators by non-cable television operators, cable system consolidation within the industry, the financial condition of domestic cable television operators and their access to financing, competition from satellite and wireless television providers and telephone companies, technological developments and new legislation and regulation of cable television operators. There can be no assurance that existing levels of cable television capital spending will continue or that cable television spending will not decrease.

Changes in defense expenditures may reduce our sales.

        Approximately 25% of our revenues in the year ended December 31, 2003 came from sales to the commercial and military aerospace market. We participate in a broad spectrum of defense programs and we believe no one program accounted for more than 2% of our revenues for the year ended December 31, 2003. The substantial majority of these sales are related to both U.S. and foreign military and defense programs. However, our sales are generally to contractors and subcontractors of the U.S. or foreign governments or to distributors that in turn sell to the contractors and subcontractors. Nevertheless, our sales are affected by changes in the defense budgets of the U.S. and foreign governments. The U.S. defense budget declined in real terms from 1986 to 1998. Beginning in 1999, the U.S. defense budget has been increasing and increased again in 2003. Nevertheless, a decline in U.S. defense expenditures and defense expenditures generally could adversely affect our sales.

We encounter competition in substantially all areas of our business.

        We compete primarily on the basis of engineering, product quality, price, customer service and delivery time. Competitors include large, diversified companies, some of which have substantially greater assets and financial resources than we do, as well as medium to small companies. For example, in the area of coaxial cable for cable television, CommScope, Inc. is larger than we are. There can be no assurance that additional competitors will not enter our existing markets, nor can there be any assurance that we will be able to compete successfully against existing or new competition.

We are dependent on the acceptance of new product introductions for continued revenue growth.

        We estimate that products introduced in the last two years accounted for approximately 20% of net sales for the year ended December 31, 2003. Our long-term results of operations depend substantially upon our ability to continue to conceive, design, source and market new products and upon continuing market acceptance of our existing and future product lines. In the ordinary course of our business, we continually develop or create new product line concepts. If we fail or are significantly delayed in introducing new product line concepts or if our new products do not meet with market acceptance, our results of operations may be impaired.

Our results may be negatively affected by changing interest rates.

        We are subject to market risk from exposure to changes in interest rates based on our financing activities. We utilize interest rate swap agreements to manage and mitigate our exposure to changes in interest rates. At December 31, 2003, we had interest rate protection in the form of swaps that effectively fixed our LIBOR interest rate on $250 million and $150 million of floating rate bank debt at 2.44% and 1.24%, respectively, and expire in 2006 and 2004, respectively. At December 31, 2003, the three-month LIBOR rate was approximately 1.15%. At December 31, 2003, our average LIBOR rate was 1.8%. A 10% change in the LIBOR interest rate at December 31, 2003 would have the effect of increasing or decreasing annual interest expense by approximately $0.1 million. We do not expect changes in interest rates to have a material effect on income or cash flows in 2004, although there can be no assurance that interest rates will not significantly change.

Our results may be negatively affected by foreign currency exchange rates.

        We conduct business in several major international currencies through our worldwide operations, and as a result we are subject to foreign exchange exposures due to changes in exchange rates of the various currencies. Changes in exchange rates can positively or negatively affect our sales, gross margins, net income and retained earnings. We attempt to minimize currency exposure risk by producing our products in the same country or region in which the products are sold, thereby generating revenues and expenses in the same currency and by managing our working capital; however, there can be no assurance that this approach will be successful, especially in the event of a significant and sudden decline in the value of any of the international currencies of our worldwide operations. In addition, we periodically enter into foreign exchange contracts to hedge our transaction exposures. At December 31, 2003, we had no outstanding foreign exchange contracts. We do not engage in purchasing forward exchange contracts for speculative purposes.

Our operating results may be adversely affected by foreign operations.

        International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the imposition of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and the exchange rate risk discussed above. There can be no assurance that these factors will not have a material adverse impact on our production capabilities or otherwise adversely affect our business and operating results.

We have a significant amount of intangible assets in the form of goodwill in relation to our total assets.

        At December 31, 2003, the total assets on our balance sheet were $1,181.3 million, which included $516.3 million of goodwill. The goodwill arose as the excess of the purchase price over the fair value of net assets of businesses acquired dating over the period 1987-2003. We perform annual evaluations for the potential impairment of the carrying value of goodwill in accordance with Statement of Financial Accounting Standards No. 142. Such evaluations have not resulted in the need to recognize an impairment. However, if the financial performance of our businesses were to decline significantly, we could incur a non-cash charge to our income statement for the impairment of goodwill.

Future sales of substantial amounts of our Class A common stock, or the perception that such sales may occur, could adversely affect the trading price for our stock and our ability to raise funds in new stock offerings.

        Actual sales of additional amounts of our Class A common stock or the perception that such sales could occur, might adversely affect the value of our Class A common stock. In addition to the adverse effect a price decline could have on holders of our Class A common stock, such a decline could also impair our ability to raise capital through the sale of our equity securities. As of January 1, 2004, our Amended and Restated Articles of Incorporation permitted the issuance of up to 100 million shares of our Class A common stock, approximately 43.8 million shares of our Class A common stock were outstanding and approximately 3.9 million shares of our Class A common stock were issuable upon exercise of outstanding stock options. Thus, we have the ability to issue substantial amounts of our Class A common stock in the future.

We are effectively controlled by affiliates of KKR and KKR is able to affect the outcome of stockholders' voting.

        As of January 1, 2004, 11,910,628 shares or approximately 25% of the outstanding shares of Class A common stock on a fully diluted basis (based upon the number of shares issuable upon the exercise of vested, in-the-money stock options) are held by three limited partnerships affiliated with KKR, KKR 1996 Fund L.P., NXS Associates L.P. and KKR Partners II L.P., or the KKR Partnerships, organized at the direction of KKR and who are controlled by affiliates of KKR. As a result of their ownership, the KKR Partnerships control us and are able to exert a significant influence over us.

The market for our Class A common stock may be volatile.

        The market price of our Class A common stock could be subject to wide fluctuations. These fluctuations could be caused by:

  •
  quarterly variations in our results of operations;

  •
  changes in earnings estimates by analysts;

  •
  conditions in our markets; or

  •
  general market or economic conditions.

        In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many companies, often unrelated to the operating performance of the specific companies. These market fluctuations could adversely affect the price of our Class A common stock.

Provisions of the Delaware General Corporate Law and our organizational documents may discourage an acquisition of us.

        Our organizational documents and the Delaware General Corporation Law both contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, a vote of 80% or more of outstanding shares entitled to vote is required to modify the provisions of the Amended and Restated Certificate of Incorporation relating to the election of directors for staggered terms, the total number of directors and independent directors, removal of directors, and the provision requiring an 80% stockholder vote for certain actions. The existence of these provisions may also have a negative impact on the price of our Class A common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control.

We have never paid dividends and do not intend to do so in the near future.

        We have never paid any cash dividends on our Class A common stock and we do not have any present intention to commence payment of any cash dividends; however this policy will be reviewed on an ongoing basis. We intend to retain our earnings, if any, to provide funds for the operation and expansion of our business and to repay outstanding indebtedness. In addition, covenants contained in our debt agreements restrict the amount available for declaring and paying cash dividends on, or repurchasing, our Class A common stock.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of Class A common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of January 1, 2004 by each of the selling stockholders and the maximum number of shares that may be sold hereunder. The actual amount, if any, of Class A common stock to be offered by each selling stockholder and the amount and percentage of Class A common stock to be owned by such selling stockholder following such offering will be disclosed in the applicable prospectus supplement.

        Unless otherwise indicated, the address of each person named in the table below is Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. The amounts and percentages of Class A common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the amounts of Class A common stock and percentage as reported in the table include shares issuable upon the exercise of unvested options awarded under our prior and current stock purchase and option plans. The percentage of our share capital before and after this offering is based on 43,805,685 shares of Class A common stock outstanding on January 1, 2004. On January 19, 2004, the company approved a 2-for-1 stock split for shareholders of record as of March 17, 2004. The company expects the additional shares will be distributed on or about March 29, 2004. These numbers and all share and per share numbers in this prospectus do not reflect the effect of the stock split expected to be completed on March 29, 2004.

	Shares Beneficially Owned (2)			Number of Shares Beneficially Owned After the Sale of Maximum Number of Shares (3)
			Maximum Number of Shares to be Sold Hereunder
Name and Address
	Number	%		Number	%
KKR Associates 1996 L.P. (1) c/o Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street New York, New York 10019	11,910,628	27.19%	11,910,628	—	—%
Timothy F. Cohane (4)(5)	416,192	*	120,000	296,192	*
James H. Greene, Jr. (6)(7)	11,910,628	27.19	11,910,628	—	—
Edward G. Jepsen (4)(5)	493,835	1.13	120,000	373,835	*
Henry R. Kravis (6)(7)	11,910,628	27.19	11,910,628	—	—
Marc S. Lipschultz (6)	11,910,628	27.19	11,910,628	—	—
Martin H. Loeffler (4)(5)	1,069,285	2.44	200,000	869,285	1.98
Michael W. Michelson (6)(7)	11,910,628	27.19	11,910,628	—	—
Scott C. Nuttall (6)	—	—	—	—	—

*
Less than 1%.

(1)
Shares of Class A Common Stock shown, as owned by KKR, are owned of record by three limited partnerships affiliated with KKR, KKR 1996 Fund L.P. (9,384,477 shares), NXS Associates L.P. (2,446,932 shares) and KKR Partners II L.P. (79,219 shares). Messrs. James H. Greene, Jr., Henry R. Kravis, Marc S. Lipschultz and Michael W. Michelson (directors of Amphenol), and Todd A. Fisher, Edward A. Gilhuly, Perry Golkin, Johannes P. Huth, Alex Navab, Jr., Paul E. Raether, Neil A. Richardson, George R.

  Roberts and Scott M. Stuart, as members of the limited liability company which serves as the general partner of KKR, may be deemed to share beneficial ownership of the shares of the Class A common stock shown as beneficially owned by KKR. Mr. Roberts was a director of Amphenol until April 1, 2003. Each of these individuals disclaims beneficial ownership of such shares, other than to the extent of his economic interest in such partnerships.

(2)
The share ownership amounts and percentages for Messrs. Loeffler, Jepsen and Cohane reflected in this column include shares which are not presently owned by such individuals but which would be issuable upon the exercise of unvested options owned by them. Excluding such shares, Messrs. Loeffler, Jepsen and Cohane beneficially own 676,485, 335,935 and 314,392 shares, respectively, which would constitute 1.54%, 0.77% and 0.72%, respectively, of the outstanding shares of Class A common stock on January 1, 2004.

(3)
The share ownership amounts and percentages for Messrs. Loeffler, Jepsen and Cohane reflected in this column include shares which are not presently owned by such individuals but which would be issuable upon the exercise of unvested options owned by them. Excluding such shares, after the sale of the maximum number of shares Messrs. Loeffler, Jepsen and Cohane would beneficially own 476,485, 215,935 and 194,392 shares, respectively, which would constitute 1.09%, 0.49% and 0.44%, respectively, of the outstanding shares of Class A common stock on January 1, 2004.

(4)
Mr. Loeffler is the Chairman, Chief Executive Officer and President of the Company, Mr. Jepsen is Executive Vice President and Chief Financial Officer of the Company and Mr. Cohane is a Senior Vice President of the Company.

(5)
Messrs. Loeffler, Jepsen and Cohane entered into Management Stockholder's Agreements with Amphenol on May 19, 1997 and each were awarded 673,076, 461,538 and 461,538 options, respectively, to acquire Amphenol shares under the 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Option Plan"). Messrs. Loeffler, Jepsen and Cohane also received additional option awards in 1998 and 1999 under the 1997 Option Plan. The significant transfer restrictions of the Management Stockholder's Agreement on any shares acquired upon exercise of options awarded under the 1997 Option Plan expired on May 19, 2002. Pursuant to new Management Stockholder's Agreements entered into under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), Messrs. Loeffler, Jepsen and Cohane agreed to retain ownership of 41,666, 33,333 and 33,333 Amphenol shares or vested options under the 1997 Option Plan, respectively, until at least June 6, 2005 and received awards of 167,000, 117,000 and 117,000 stock options, respectively, under the 2000 Option Plan. Messrs. Loeffler, Jepsen and Cohane also received additional option awards under the 2000 Option Plan in 2001, 2002 and 2003 under the Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 2000 Option Plan"). Such retained shares are subject to significant transfer restrictions until June 2005. The share ownership amounts for Messrs. Loeffler, Jepsen and Cohane reflected in this table include (i) 652,448, 335,935 and 314,392 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days of January 1, 2004 and (ii) 392,800, 157,900 and 101,800 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of unvested stock options.

(6)
The share ownership amounts for Messrs. Greene, Kravis, Lipschultz, Michelson and Nuttall reflected in this table do not include any shares of Class A common stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan. The cumulative balance in Messrs. Kravis, Lipschultz and Michelson's Directors' Deferred Compensation accounts as of January 1, 2004 is 6,163 unit shares each. Mr. Nuttall was appointed to the Board of Directors on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation accounts as of January 1, 2004 is 2,093 unit shares. Mr. Greene was appointed to the Board of Directors on April 1, 2003 and the cumulative balance in his Directors' Deferred Compensation accounts as of January 1, 2004 is 304 unit shares. Messr. Nuttall is a director of Amphenol and an executive of KKR.

(7)
Messrs. Greene, Kravis, Lipschultz and Michelson disclaim beneficial ownership of such shares except to the extent of their respective economic interests in the partnerships owning such shares.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 100 million shares of the Class A common stock and no other shares of common stock or preferred stock. As of January 1, 2004, 43,805,685 shares of the Class A common stock were issued and outstanding and were held by 65 registered holders. The following is a summary of some of the rights and privileges pertaining to the Class A common stock. For a full description of the Class A common stock, reference is made to our Amended and Restated Certificate of Incorporation and to our By-Laws.

        Holders of the Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of shares present and voting, except as otherwise required by law and except that the vote of 80% or more of outstanding shares entitled to vote is required to modify the provisions of the Amended and Restated Certificate of Incorporation relating to the election of directors for staggered terms, the total number of directors and independent directors, removal of directors, and the provision requiring an 80% stockholder vote for certain actions. Director nominations may be made by stockholders in accordance with our By-Laws, as amended, not less than 90 days in advance of the meeting at which the election is to occur.

        Holders of the Class A common stock are entitled to participate in dividends as and when declared by the board of directors out of funds legally available therefor. Our ability to pay cash dividends is subject to certain restrictions.

        Subject to the rights of creditors and holders of preferred stock, any holders of Class A common stock are entitled to share ratably in a distribution of our assets upon any liquidation, dissolution or winding-up of Amphenol.

        Our directors serve in three different classes of approximately equal numbers, and the term of only one class expires at each annual meeting. Before the expiration of their terms, our directors may be removed by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause.

        We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the business combination our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned:

  •
  by our officers and directors and

  •
  by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control or reducing the price that some investors might be willing to pay in the future for our common stock.

        The transfer agent and registrar for the Class A common stock is EquiServe Trust Company, N.A.

PLAN OF DISTRIBUTION

        We have been advised that the distribution of the shares of Class A common stock by the selling stockholders may be effected from time to time in one or more transactions in any of the following ways:

  •
  to or through underwriters;

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  through dealers or agents;

  •
  directly to a limited number of institutional purchasers or to a single purchaser; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement for the shares of Class A common stock the selling stockholders sell will describe that offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price and the proceeds to the selling stockholders from that sale;

  •
  any underwriting discounts, commissions or agents' fees and other items constituting underwriters' or agents' compensation; and

  •
  any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters

        If underwriters are used in the sale, we and the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of Class A common stock that the selling stockholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these shares of Class A common stock will be subject to conditions. The underwriters, if any, will purchase the shares on a firm commitment basis and will be obligated to purchase all of these shares of Class A common stock if any are purchased.

        The shares of Class A common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of Class A common stock for whom they may act as agent. Underwriters may sell these shares of Class A common stock to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of Class A common stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of Class A common stock pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

Dealers and Agents

        If dealers are utilized in the sale of shares of Class A common stock, the selling stockholders will sell such shares of Class A common stock to the dealers as principals. The dealers may then resell such shares of Class A common stock to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

        The selling stockholders may also sell shares of Class A common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by the selling stockholders to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement. Any such dealer or agent may be deemed an underwriter as that term is defined in the Securities Act of 1933, as amended.

Direct Sales

        The selling stockholders may sell any of the shares of Class A common stock directly to purchasers. In this case, the selling stockholders will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

        We and the selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships, who are investors in KKR 1996 Fund L.P., in less than 1% of the Class A common stock. In addition, Simpson Thacher & Bartlett LLP has in the past provided, and may continue to provide, legal services to KKR and its affiliates, including KKR 1996 Fund L.P.

EXPERTS

        The financial statements and related financial statement schedule incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        Our Internet website is www.amphenol.com. On the Investor Info page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, our SEC filings are available at the SEC's website (www.sec.gov).

        Our Class A common stock is listed on the New York Stock Exchange (symbol: APH), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning our company can be inspected at our offices at 358 Hall Avenue, Wallingford, Connecticut 06492. Our Internet website at www.amphenol.com contains information concerning us. The information at our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

        We will "incorporate by reference" information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003, filed on February 9, 2004
Definitive Proxy Statement	Filed on April 21, 2003

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Class A common stock.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Amphenol Corporation 358 Hall Avenue Wallingford, Connecticut 06492 (203) 265-8900

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

6,656,814

Shares of Class A Common Stock

Amphenol Corporation

Citigroup

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ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
THE COMPANY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING STOCKHOLDER
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION